Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below, as a member of the Board of Directors, or as an officer, of T-Mobile US, Inc., a Delaware corporation (the “Corporation”), or as a member of a committee of said Board, or in all of said capacities, hereby constitutes and appoints John J. Legere, J. Braxton Carter and David A. Miller, or any one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and file: (i) a registration statement on Form S-4, or such other form as may be recommended by counsel, to be filed with the Securities and Exchange Commission, and any and all amendments and post-effective amendments thereto, and any and all instruments and documents filed as a part of or in connection with the said registration statement or amendments thereto, covering the offering and issuance of common stock of the Corporation in accordance with the terms of that certain Business Combination Agreement, dated as of April 29, 2018, by and among the Corporation, Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V., and SoftBank Group Corp. (the “Agreement”); and (ii) any and all additional registration statements, including one or more Registration Statements on Form S-8, Form S-3, Form S-1 or such other form as may be recommended by counsel, to be filed with the Securities and Exchange Commission, and any and all amendments and post-effective amendments thereto, and any and all instruments and documents filed as a part of or in connection with the said registration statements or amendments thereto, covering the offering and issuance of common stock or other equity based securities of the Corporation pursuant to employee benefit or incentive plans or interests in such plans in connection with the transactions contemplated by the Agreement; in each case granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents, or any one of them, shall do or cause to be done by virtue hereof.

This power of attorney shall be effective as of July 30, 2018 and shall continue in full force and effect until revoked by the undersigned in a writing filed with the secretary of T-Mobile US, Inc.

Signature	Title
/s/ Timotheus Höttges Timotheus Höttges	Chairman of the Board

/s/ Thomas Dannenfeldt Thomas Dannenfeldt	Director

/s/ Srikant Datar Srikant Datar	Director

/s/ Lawrence H. Guffey Lawrence H. Guffey	Director

/s/ Bruno Jacobfeuerborn Bruno Jacobfeuerborn	Director

/s/ Raphael Kübler Raphael Kübler	Director

/s/ Thorsten Langheim Thorsten Langheim	Director

/s/ John J. Legere John J. Legere	Chief Executive Officer and Director

Signature	Title

/s/ Teresa A. Taylor Teresa A. Taylor	Director

/s/ G. Michael Sievert G. Michael Sievert	President, Chief Operating Officer and Director

/s/ Olaf Swantee Olaf Swantee	Director

/s/ Kelvin R. Westbrook Kelvin R. Westbrook	Director